[Letterhead of Thacher Proffitt & Wood LLP]







                                                 July 29, 2004

Dime Community Bancshares, Inc.
209 Havemeyer Street
Brooklyn, New York 11211

Dime Community Capital Trust I
209 Havemeyer Street
Brooklyn, New York 11211

                       Registration Statement On Form S-4
                       ----------------------------------

Dear Ladies and Gentlemen:

         We have acted as special tax counsel to Dime Community Bancshares, Inc., a Delaware corporation ("Dime Community"), and Dime Community Capital Trust I, a statutory trust formed under the Statutory Trust Act of the State of Delaware (the "Trust"), in connection with the exchange offer registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the purpose of (i) registering under the Securities Act of 1933, as amended (the "Securities Act"), (a) the guarantee by the Corporation of up to 70,000 of the Trust's 7.0% Capital Securities, Series B, liquidation amount of $1,000 per capital security (the "Exchange Capital Securities") with respect to distributions and payments upon liquidation, redemption and otherwise (the "Exchange Guarantee"), (b) up to $72,165,000 principal amount of 7.0% Junior Subordinated Deferrable Interest Debt Securities due April 14, 2034, Series B (the "Exchange Junior Subordinated Debt Securities") issued by the Corporation and (c) an aggregate of up to 70,000 7.0% Exchange Capital Securities (liquidation amount of $1,000 per security) of the Trust, and (ii) exchanging (such event, the "Exchange") (a) the Exchange Guarantee for the previously issued guarantee, (b) the Exchange Junior Subordinated Debt Securities for the previously issued junior subordinated debt securities (the "Original Junior Subordinated Debt Securities") and (c) the Exchange Capital Securities for the previously issued 7.0% Capital Securities, Series A, liquidation amount of $1,000 per capital security (the "Original Capital Securities"). Capitalized terms used and not defined herein shall have the respective meanings set forth in the Registration Statement.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of trust of the Trust filed with the Secretary of State of the State of Delaware on March 11, 2004; (ii) the Second Amended and Restated Declaration of Trust (including the designations of the terms of the Trust Securities annexed thereto), dated July 29, 2004 (the "Declaration"), by and among Dime Community, as


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Dime Community Bancshares, Inc.
Dime Community Capital Trust I
July 29, 2004                                                             Page 2


Sponsor, Wilmington Trust Company ("WTC"), as Institutional Trustee and the Delaware Trustee, and Kenneth J. Mahon, Michael Pucella and Lance Bennett (collectively, the "Administrators"); (iii) the form of certificates evidencing the Original Capital Securities and the Exchange Capital Securities and annexed to the Declaration; (iv) the Registration Rights Agreement, dated March 12, 2004, by and among Dime Community, the Trust and the Initial Purchaser; (v) the Indenture and the form of certificate evidencing the Original Junior Subordinated Debt Securities and the Exchange Junior Subordinated Debt Securities; and (vi) the Exchange Guarantee Agreement, by and between Dime Community, as guarantor, and WTC for the benefit of the holders of the Exchange Capital Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In rendering the opinions expressed below, we have participated in the preparation of the Registration Statement. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by officers of Dime Community and others. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the issuance of the Exchange Capital Securities and the Exchange Junior Subordinated Debt Securities will be consummated in the manner contemplated by the Registration Statement.

         In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

         Based solely upon the foregoing, we are of the opinion that under current federal income tax law, as of the date hereof:

(i) although the discussion set forth in the Registration Statement under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible federal income tax consequences of the Exchange and the ownership and disposition of the Exchange Capital Securities or the Exchange Junior Subordinated Debt Securities, such discussion constitutes, in all material respects, a fair and accurate summary under current law of the material federal income tax consequences of such matters; and

(ii) the Exchange will not be a taxable event to the holders of the Original Capital Securities for federal income tax purposes.


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Dime Community Bancshares, Inc.
Dime Community Capital Trust I
July 29, 2004                                                             Page 3


         For purposes of this letter, we do not express any opinion concerning any law other than the federal income tax law of the United States. Furthermore, our opinion is limited solely to the specific questions and conclusions set forth herein and we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Exchange Junior Subordinated Debt Securities and the Exchange Capital Securities or of any transaction related to or contemplated by such issuance.

         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion letter is rendered for the benefit of the Dime Community, the Trust and the holders of the Exchange Capital Securities. Copies of this opinion letter may not be furnished to any other person, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement.

                                             Very truly yours,

                                             /s/ Thacher Proffitt & Wood LLP